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                                                                    EXHIBIT 99.1

                           [LIN Television Letterhead]

                                       LIN
                                   TELEVISION

                     NEWS FROM LIN TELEVISION CORPORATION...

FOR IMMEDIATE RELEASE

                      LIN TELEVISION REPORTS RECORD RESULTS
                      -------------------------------------
            BROADCAST CASH FLOW INCREASES 28% FOR THE FOURTH QUARTER

Providence, RI -- January 28, 1997--LIN Television Corporation (NASDAQ:LNTV) today reported record levels of net revenue and broadcast cash flow for the fourth quarter and year ended December 31, 1996. The strong growth resulted primarily from the performance of its core businesses.

Fourth quarter net revenues of $71.5 million increased 11.8% compared to $63.9 million in the fourth quarter of 1995. Broadcast cash flow grew to $39.7 million in the fourth quarter, up 27.8% from $31.1 million in the prior year's quarter. Both the current and prior period include the same group of stations. The consolidated broadcast cash flow margin for the fourth quarter was 56%.

Gary Chapman, President and Chief Executive Officer commented: "1996 was a spectacular year for LIN Television. The company was ideally positioned to benefit from the lucrative 1996 advertising market which included the Super Bowl, the Summer Olympics on NBC, and a high volume of political advertising. Our LMAs turned profitable in the third quarter of this year and are expected to remain profitable going forward. These events, as well as the addition of the Texas Rangers to the Company's Texas line-up, have helped the LIN stations attract record audience levels in 1996 and have positioned the company well for a strong 1997. LIN achieved a 48% consolidated broadcast cash flow margin for the year."

"The outlook for 1997 is promising for LIN Television. Overall, we expect advertising revenues for the year to increase in the single-digit range with the first quarter coming in fairly flat. We acknowledge that the non-recurring events in 1996 will present challenging comparisons for many broadcasters. LIN, however, is particularly well positioned for growth. Our markets in Dallas, Austin, Hartford and Norfolk should experience gains in revenue, market share and broadcast cash flow as our LMA stations in those markets become more profitable. 1997 looks good for these stations now that the Texas Rangers are firmly established on the LIN stations and the new towers in Hartford and Norfolk have been completed. Overall, the


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outlook for all our markets and LMAs continues to be bright as we maintain our focus on local news, public affairs and community service."

The Company also announced that 1996 net revenues for the full year increased 25.8% to $273.4 million from $217.2 million in 1995. Similarly, broadcast cash flow for 1996 increased 22.2% to $130.4 million from $106.7 million in 1995. On a pro forma basis, including WIVB for all of 1995, net revenues increased 17.1% from $233.5 million and broadcast cash flow improved 15.4% from $113.0 million.

Net income for the year equaled $46.5 million, or $1.54 per common share, compared to net income of $38.0 million and EPS of $1.28 for the prior year. For the fourth quarter, LIN reported net income of $16.9 million, or $0.56 per share, compared to $13.6 million, or $0.46 per share, in the prior year's period. The growth in net income during the year resulted from improved operating performance fueled by incremental political revenues of approximately $6.5 million and incremental Olympic revenues of $4.5 million.

The affiliate group of owned stations performed very well in 1996. Pro forma net revenue increased 12.5% over pro forma 1995 and pro forma broadcast cash flow improved 17.7% to $133.7 million. The broadcast cash flow margin for the affiliate group for the year improved as well, increasing from 52% in 1995 to 54% in 1996. Losses from the LMAs totaled approximately $3.3 million for the year.

LIN estimates that, excluding political revenues, net revenue for the year would have increased 22.6%. Fourth quarter non-political net revenue was 4.3% higher than the prior year's period.

LIN Television Corporation owns and operates eight network-affiliated television stations and has entered into Local Marketing Agreements with stations in four of its eight markets. LIN's O&Os and LMAs include:


           Market            Station                DMA           Channel         Network            LMA
           ------            -------                ---           -------         -------            ----
Dallas-Fort Worth            KXAS                   #8               5             NBC            KXTX/39/Ind
Indianapolis                 WISH                   #25              8             CBS
New Haven-Hartford           WTNH                   #27              8             ABC            WBNB/59/WB
Buffalo                      WIVB                   #39              4             CBS
Norfolk-Portsmouth           WAVY                   #40             10             NBC            WVBT/43/WB-
                                                                                                  FOX
Austin                       KXAN                   #63             36             NBC            KNVA/54/WB
Decatur                      WAND                   #82             17             ABC
Fort Wayne                   WANE                   #103            15             CBS



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AT&T Wireless Services, Inc., a wholly owned subsidiary of AT&T Corp. owns approximately 45% of LIN.

For further information contact:

         LIN TELEVISION CORPORATION                THE ABERNATHY MACGREGOR GROUP
         Deborah R. Jacobson                       Rob Lerner
         Vice President of Corporate               (212) 371-5999
           Development & Treasurer
         (401) 457-9403


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                           LIN TELEVISION CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                               Three Months Ended             Twelve Months Ended
                                                                    December 31,                   December 31,
                                                              ----------------------            ----------------
                                                                1996            1995            1996           1995
                                                                ----            ----            ----           ----
                                                                     (unaudited)
Net revenues..............................................      $71,472        $63,903        $273,367       $217,247
Operating costs and expenses:
   Direct operating.......................................       14,658         13,941          68,954         49,342
   Selling, general and
     administrative.......................................       14,136         13,023          59,974         47,646
   Corporate..............................................        1,769          1,359           6,998          5,747
   Amortization of program rights.........................        3,562          3,866          14,464         12,357
   Depreciation and amortization of
     intangible assets....................................        4,829          4,701          23,817         17,127
                                                                -------        -------        --------       --------
Total operating costs and expenses........................       38,954         36,890         174,207        132,219
                                                                -------        -------        --------       --------
Operating income..........................................       32,518         27,013          99,160         85,028
Other (income) expense:
   Interest expense.......................................        6,006          7,178          26,582         26,262
   Investment income......................................         (413)          (224)         (1,354)        (1,258)
   Other expense..........................................            -              -               -            320
   Equity in loss of joint venture........................          362              -             995              -
                                                                -------        -------        --------       --------
Total other expense.......................................        5,955          6,954          26,223         25,324
                                                                -------        -------        --------       --------
Income before provision for income taxes..................       26,563         20,059          72,937         59,704
Provision for income taxes................................        9,640          6,411          26,476         21,674
                                                                -------        -------        --------       --------
Net Income................................................      $16,923        $13,648         $46,481        $38,030
                                                                =======        =======         =======        =======
Per share amounts:
Net Income................................................      $  0.56        $  0.46       $    1.54       $   1.28
                                                                =======        =======       =========       ========
Weighted average shares outstanding.......................       30,345         29,736          30,120         29,757
                                                                =======        =======        ========        =======








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                           LIN TELEVISION CORPORATION

                           SUPPLEMENTAL FINANCIAL DATA
                 CONSOLIDATED STATEMENTS OF BROADCAST CASH FLOW
                                 (in thousands)
                                   (Unaudited)


                                                                Three Months Ended              Twelve Months Ended
                                                                    December 31,                    December 31,
                                                                 ----------------------          ----------------
                                                                  1996            1995            1996           1995
                                                                  ----            ----            ----           ----
                                                                       (unaudited)
Net revenues..............................................         $71,472        $63,903        $273,367       $217,247
                                                                   -------        -------        --------       --------
Operating income..........................................          32,518         27,013          99,160         85,028
Plus:
   Corporate expenses.....................................           1,769          1,359           6,998          5,747
   Depreciation and amortization of
     intangible assets....................................           4,829          4,701          23,817         17,127
   Non-cash pension expense...............................             390          (128)           1,496            801
   Amortization of program rights.........................           3,562          3,866          14,464         12,357
Less:
   Program payments.......................................           3,355          5,730          15,536         14,311
                                                                   -------        -------        --------       --------
Broadcast cash flow.......................................         $39,713        $31,081        $130,399       $106,749
                                                                   -------        -------        --------       --------
Broadcast cash flow as a percentage of
   net revenues...........................................             56%            49%             48%            49%
Other Data:
  Debt outstanding                                                 350,000
  Cash and cash equivalents                                         27,952

Note:    "Broadcast cash flow", which is commonly used as a measure of performance for broadcast companies, is defined as operating income plus corporate expenses, depreciation and amortization, including both tangible and intangible assets and program rights and other non-
         cash items, less cash payments for program rights.  Cash program payments represent cash payments for current program payables, and do not necessarily correspond to program usage.
         Broadcast cash flow does not purport to represent cash provided by operating activities as reflected in the Company's consolidated statements of cash flow, is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.







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                           LIN TELEVISION CORPORATION

                          SUPPLEMENTAL FINANCIAL DATA
    PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS AND BROADCAST CASH FLOW
           INCLUDES RESULTS OF OPERATIONS FOR WIVB-TV FOR ALL OF 1995

                                 (In thousands)
                                  (Unaudited)




                                           12 Months
                                             Ended             Fourth          Third          Second        First         Fourth
                                          December 31,        Quarter         Quarter        Quarter        Quarter       Quarter
                                              1996              1996           1996            1996          1996          1995
                                             ------            ------         ------          ------        ------         -----
Net revenues..............................   $273,367          $71,472       $68,780          $75,576        $57,539      $63,963
Operating costs and expenses:
   Direct operating expenses..............     68,954           14,658        19,635           19,830         14,831       13,947
   S, G & A...............................     59,974           14,136        14,990           15,924         14,924       13,030
   Corporate..............................      6,998            1,769         1,921            1,663          1,645        1,359
   Amortization of program rights.........     14,464            3,562         3,492            3,559          3,851        3,867
   Depreciation and amortization
     of intangible assets..................    23,817            4,829         6,364            6,326          6,298        4,701
                                             --------          -------       -------          -------        -------      -------
Total operating expenses..................    174,207           38,954        46,402           47,302         41,549       36,904
                                             --------          -------       -------          -------        -------      -------
Operating income..........................   $ 99,160          $32,518       $22,378          $28,274        $15,990      $27,059
Broadcast cash flow.......................   $130,399          $39,713       $31,176          $36,126        $23,384      $31,128
                                             ========          =======       =======          =======        =======      =======
Broadcast cash flow as a percentage
  of net revenues...........................      48%              56%           45%              48%            41%          49%



